As filed with the Securities and Exchange Commission on March 17, 2014
Registration No. 333-56400
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

H&R BLOCK, INC.
(Exact name of registrant as specified in its charter)

Missouri	44-0607856
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One H&R Block Way Kansas City, Missouri	64105
(Address of Principal Executive Offices)	(Zip Code)

H&R BLOCK RETIREMENT SAVINGS PLAN
(Full title of the plan)

Scott W. Andreasen
Vice President and Corporate Secretary
H&R Block, Inc.
One H&R Block Way
Kansas City, Missouri 64105
(Name and address of agent for service)

(816) 854-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer     ☑                        Accelerated filer         ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐    Smaller reporting company ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
H&R Block, Inc., a Missouri corporation (the "Registrant"), is filing this Post-Effective Amendment No. 2 (the "Post-Effective Amendment") to deregister certain securities originally registered by the Registration Statement on Form S-8 (File No. 333-56400) (the "Registration Statement"). The Registration Statement registered 12,000,000 shares (3,000,000 shares originally registered as adjusted to reflect 2-for-1 stock splits in 2001 and 2005) of the Company's common stock, without par value ("Common Stock"), and an indeterminate amount of plan participation interests, to be offered and sold pursuant to the H&R Block Retirement Savings Plan (the "Plan").
The Plan no longer offers Common Stock of the Registrant as an investment option. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any remaining shares of Common Stock and all plan participation interests that were registered for issuance pursuant to the Registration Statement and that remain unsold as of the date hereof.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 17th day of March, 2014.

H&R BLOCK, INC.

By: /s/ Scott W. Andreasen
Name:    Scott W. Andreasen

Title:	Vice President and Corporate Secretary

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance upon Section 478 of the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other persons who administer the employee benefit plan) has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 17th day of March, 2014.

H&R BLOCK RETIREMENT SAVINGS PLAN

By: /s/ Jeffrey T. Brown
Name:    Jeffrey T. Brown

Title:	Chief Accounting and Risk Officer
H&R Block, Inc.